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                                                                    EXHIBIT 99.1

[ARIAD LOGO]

                                                                    NEWS RELEASE

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FOR IMMEDIATE RELEASE                         CONTACT: Jay R. LaMarche
                                                       Chief Financial Officer

                                                       Charles C. Cabot III
                                                       Chief Operating Officer
                                                       (617) 494-0400


                           ARIAD COMPLETES $5 MILLION
                                PRIVATE PLACEMENT


CAMBRIDGE, MA, NOVEMBER 12, 1998 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced that it has completed a private placement of 5,000 shares of Series C Convertible Preferred Stock to a group of institutional investors and received proceeds of approximately $5,000,000. Each share of Series C Convertible Preferred Stock has a stated value of $1,000, plus an accrual amount equal to 5% per annum, and is convertible into common stock of the Company beginning approximately three months after the initial closing, at a conversion price equal to the lower of a Variable Conversion Price or a Maximum Conversion Price. The Variable Conversion Price for any given conversion will be based on the average of the four lowest closing bid prices for the common stock during the 22 trading days preceding the date of conversion. The Maximum Conversion Price for all conversions will be 120% of the Variable Conversion Price at a date to be selected by the Company within such three month period.

Under certain circumstances, the investors and the Company each have rights to increase the amount of this investment and, at certain prices, the Company may elect to redeem any preferred shares that are presented for conversion. ARIAD is required to file a registration statement on Form S-3 with the Securities and Exchange Commission in order to register the common stock underlying the Series C Convertible Preferred Stock sold in the transaction. Promethean Investment Group, L.L.C., a New York based fund management group, advised the investors in the transaction.

Proceeds from the private placement will be used to fund the Company's drug development activities, including preclinical studies and, if successful, planned clinical trials, for working capital and for general corporate purposes.


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"We are pleased to welcome a prominent group of new institutional investors in
ARIAD", said Harvey J. Berger, M.D., chairman and chief executive officer. "This private placement strengthens our financial position and provides additional resources to advance the Company's regulated gene expression products toward clinical development."

ARIAD Pharmaceuticals is engaged in the discovery and development of orally administered therapeutics based on signal transduction technology. The Company is developing small-molecule drugs that block intracellular signaling pathways that play a critical role in major diseases including osteoporosis and immune-related disorders. ARIAD is also developing ARGENT(TM), a proprietary regulated gene expression technology for orally activE protein therapy.

Some of the matters discussed in this news release may be forward-looking statements that involve risks and uncertainties. Risks and uncertainties include, but are not limited to risks and uncertainties regarding the success of the Company's preclinical studies, the ability of the Company to commence clinical trials and the success of such clinical trials, as well as risks and uncertainties relating to economic conditions, markets, products, services and prices, and other factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission.



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